For Immediate Release
Contact:
Ms. Krista Arkfeld	Jerry Daly
Director of Corporate Communications	Daly Gray
karkfeld@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2011 Fourth Quarter, Full-Year Results

NORFOLK, NE., March 30, 2012 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which currently owns 98 hotels in 23 states, today announced its results for the fourth quarter and year ended December 31, 2011.

2011 Fourth Quarter and Full-Year Highlights

•	Funds from operations (FFO), adjusted EBITDA and earnings declined, reflecting a year of transition of management leading to a new equity investment.

•	Increased revenues from same store continuing operations 1.6 percent to $17.5 million in the fourth quarter and 0.7 percent for the full year.

•	Sold one hotel in the 2011 fourth quarter, bringing the full year’s divestment transactions to six hotels, generating gross proceeds of $11.8 million.

•	Reduced mortgage debt five percent to $165.8 million by year-end.

•	Improved the continuing operations portfolio’s 2011 fourth quarter Revenue per Available Room (RevPAR) by 1.9 percent and 0.9 percent for the full year.

•
Improved the continuing operations midscale portfolio’s 2011 fourth quarter RevPAR by 5.9 percent and 1.0 percent for the full year. The midscale and upper-midscale segments play heavily into our future growth plans.

•	Transitioned our continuing operations hotel portfolio from one management company to three proven regional operators.

•	Relocated the company’s corporate office to a more economical, leased office space.

•	Sourced $30 million in new equity capital through an investment by an IRSA Inversiones y Representaciones Sociedad Anónima (NYSE: IRS) affiliate that closed in February 2012.

Fourth Quarter Operating & Financial Results

Revenues from continuing operations for the 2011 fourth quarter rose $0.3 million, or 1.6 percent, to $17.5 million, compared to the same year-ago period, due primarily to the economic recovery.  The company had a net loss attributable to common shareholders of $(8.6) million, $(0.37) per diluted share for the 2011 fourth quarter, compared to $(4.2) million, or $(0.18) per diluted share, for the same 2010 period. The portfolio of 76 continuing operations hotels in the 2011 fourth quarter posted a 1.9 percent improvement in RevPAR, compared with the same period a year earlier, led by a 5.3 percent increase in average daily rate (ADR) partially offset by a 3.2 percent decrease in occupancy.

Funds from operations (FFO) was $0.2 million, or $0.01 per diluted share, for the 2011 fourth quarter, compared to $0.4 million, or $0.02 per diluted share, in the same 2010 period.

Earnings before interest, taxes, depreciation and amortization, non-controlling interest and preferred stock dividends (Adjusted EBITDA) decreased to $(3.6) million, down $5.1 million from the 2010 fourth quarter.

“We have addressed multiple complex issues as we recreate the company,” said Kelly Walters, Supertel’s president and chief executive officer. “We have made significant progress and are confident that we are on the right path to improved shareholder returns.  Metaphorically, we are out of the emergency room and in recovery.  We’re not yet at 100 percent of where we intend to be, but are well on the way.”

	Fourth Quarter 2011 vs Fourth Quarter 2010

	RevPar ($)			Occupancy (%)			ADR ($)
	Variance	2011	2010	Variance	2011	2010	Variance	2011	2010

Industry - Total US Market	7.9%	56.65	52.52	3.9%	55.5	53.4	3.9%	102.15	98.29
Supertel - Continuing Operations Portfolio	1.9%	29.04	28.51	-3.2%	57.8	59.7	5.3%	50.29	47.74

Chain Scale

Industry - Midscale	4.1%	34.76	33.40	3.4%	48.7	47.1	0.5%	71.33	70.95
Supertel - Midscale	5.9%	36.54	34.50	-0.2%	54.1	54.2	6.0%	67.49	63.64

Industry - Economy	6.2%	24.16	22.75	2.7%	49.2	47.9	3.4%	49.09	47.48
Supertel - Economy	-0.2%	28.25	28.31	-2.9%	56.7	58.4	2.7%	49.81	48.49

Industry - Extended Stay	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Supertel - Extended Stay	-5.2%	16.20	17.08	-8.9%	67.9%	74.5%	4.1%	23.87	22.92

Industry Source: STR Monthly Review

Midscale Hotels

Fourth quarter RevPAR for the company’s 29 midscale continuing operations hotels increased 5.9 percent to $36.54. Occupancy declined 0.2 percent to 54.1 percent, while ADR rose six percent to $67.49.

Economy Hotels

RevPAR in the 2011 fourth quarter for the company’s 40 economy hotels in continuing operations was essentially flat, a 0.2 percent decrease, to $28.25.  Occupancy declined 2.9 percent to 56.7 percent, and ADR rose 2.7 percent to $49.81.

Extended-Stay Hotels

The company’s seven extended-stay hotels in continuing operations reported a 5.2 percent decrease in RevPAR to $16.20, as a result of an 8.9 percent decline in occupancy to 67.9 percent, partially offset by a 4.1 percent increase in ADR to $23.87.

“Operationally, Supertel was a company in transition for most of 2011, as we shifted our entire portfolio to three, strong, new management companies from one central operator,” Walters commented.  “On balance, the transition occurred as expected.  The change in operators was mildly disruptive to the peak summer season.  This disruption played a major role in our results lagging behind the percentage increases in occupancy and RevPAR enjoyed by the industry during 2011.  We anticipated this disruption, but are confident it was the right move strategically.  Even with the transition, our midscale and economy properties continued to exceed their respective segments in occupancy and RevPAR.  Entering 2012, we now have all the operating pieces in place and functioning smoothly to rebuild and restore the company to a position of strength.”

Walters noted that the company aggressively increased room rate in the year.  “The increase impacted our occupancy,” Walters said.  “We will continue to emphasize rate over occupancy, but will constantly tinker with the formula to optimize RevPAR and margins.”

Property operating income (POI), an important operating measurement, is the revenue from room rentals and other hotel services less hotel and property operating expenses.  For the 2011 fourth quarter, POI from continuing operations increased $0.1 million, or 1.9 percent, compared to the similar year-ago period.

	Three months		Twelve months
POI as a percentage of revenue from room rentals	ended December 31,		ended December 31,
and other hotel services:	2011	2010	2011	2010
Continuing operations	21.4%	21.3%	23.5%	24.3%
Discontinued operations	2.8%	7.5%	11.7%	13.3%

“The discontinued operations portfolio continues to weigh on our overall operating results,” Walters noted. “We continue to execute our plan of disposing of non-strategic, more mature assets.   We would prefer to accelerate the speed of dispositions, but given the difficult financing environment, we are moving as rapidly as prudently possible.  We have sold 25 properties since we initiated the plan in 2008. We will continue to dispose of underperforming properties and recycle the capital into newer, larger and well positioned brands, including Marriott and Hilton, that we believe, at this stage of our growth cycle, will have greater income durability and higher returns under the REIT investment model.”

The company had a net loss of $(8.3) million for the 2011 fourth quarter, compared to a net loss of $(3.8) million for the same 2010 period.  The 2011 fourth quarter loss includes a total non-cash impairment charge of $6.5 million, comprised of a  $2.4 million non-cash impairment charge against assets classified as continuing operations (76 hotels at December 31, 2011), and $4.1 million of non-cash impairment charges recorded against assets classified as discontinued operations (24 hotels at December 31, 2011).  This compares to $2.5 million of impairment charges recorded in the like 2010 period against assets classified as discontinued operations.  All income and expenses related to sold hotels are classified as discontinued operations.

After recognition of non-controlling interest and dividends for preferred stock shareholders, net loss attributable to common shareholders was $(8.6) million, or $(0.37) per diluted share, for the 2011 fourth quarter, compared with a net loss attributable to common shareholders of $(4.2) million, or $(0.18) per diluted share, for the like 2010 period.

Full-Year Financial Results

Revenues from continuing operations for full-year 2011 increased 0.7 percent to $75.8 million.

The portfolio of 76 continuing operations hotels in 2011, compared with the same period a year earlier, reported a 0.9 percent rise in RevPAR as a result of a 3.8 percent increase in average daily rate (ADR) partially offset by a 2.9 percent decrease in occupancy.

For full-year 2011, the company recorded $14.3 million of impairment charges, including $5.8 million against discontinued operations hotels and $8.5 million against continuing operations properties.

Net loss attributable to common shareholders for 2011 was $(18.9) million, compared with a 2010 net loss attributable to common shareholders of $(12.1) million.  FFO for the full year 2011 was $3.9 million, or $0.17 per diluted share, compared to $6.6 million, or $0.29 per diluted share, for the full year 2010.

Earnings before interest, taxes, depreciation and amortization, non-controlling interest and preferred stock dividends (Adjusted EBITDA) was $3.0 million for the full year 2011.

Disposition Program

During 2011 the company sold six hotels for approximately $11.8 million, resulting in a gain on sale of approximately $0.4 million.  Proceeds were used primarily to strengthen the balance sheet by reducing debt.  The sold properties included:

➢ Masters Inn	Atlanta (Tucker), GA	107 rooms
➢ Super 8	Wichita North, KS	59 rooms
➢ Tara Inn	Jonesboro, GA	127 rooms
➢ Masters Inn	Charleston, SC	119 rooms
➢ Masters Inn	Marietta, GA	87 rooms
➢ Masters Inn	Doraville, GA	88 rooms

Capital Reinvestment

During 2011, the company invested $5.0 million to upgrade its properties and maintain brand standards.   “We expect to invest $7 million in improvements for our continuing operations hotels in 2012,” he said.   “Our goal is to maintain our properties in good, competitive condition, both to attract guests and to attract higher selling prices if they are reclassified as held for sale.”

Balance Sheet

The company continued to improve its balance sheet strength and flexibility in 2011 through mortgage debt reduction, loan-term extensions, covenant modifications and obtaining new equity and debt.

As of December 31, 2011, Supertel had $131.3 million in outstanding debt on its continuing operations hotels with an average term of 3.5 years and weighted average annual interest rate of 6.37 percent.

“We have strengthened our balance sheet to the point where we are in a much better negotiating position and able to place debt with a longer time horizon,” he said.  “An added plus is that interest rates remain historically low.  We have a $29.4 million loan coming due in late 2012 on 32 hotels, which we believe hold considerably more equity value.  We are in the process of working with multiple mortgage bankers to procure replacement debt with more flexible terms which would allow us to monetize these assets more cost efficiently.”

Subsequent Events

At a special meeting held on January 31, 2012, company shareholders approved a $30 million investment in the company by Real Estate Strategies L.P., an investment vehicle indirectly controlled by IRSA Inversiones y Representaciones Sociedad Anónima, an Argentina-based, publicly traded company.

Of the $30 million in new equity, $20 million will be used for future hotel acquisitions. The remaining funds will be used primarily to pay down existing mortgage debt, to cover transaction-related expenses and for general corporate purposes.

Dividends

The company did not declare a common stock dividend in 2011 or for the 2011 fourth quarter.  Preferred dividends continued uninterrupted.  The board of directors will continue to monitor the dividend policy on a quarterly basis.

Outlook 2012

“Supertel now is in a position to implement the next phase of its revitalization plan, which involves acquiring hotels that lay the foundation for transforming the company into a more stable, institutional grade REIT over the next few years,” Walters said. “The recent infusion of equity by Real Estate Strategies will be deployed in an accretive and prudent manner.  We believe that Supertel now is well positioned for the current stage of the economic recovery.  We have the right management companies in place to execute our growth strategy.

“Our turn-around is not complete, but we believe we are poised on the threshold of a new era of growth and improved returns for our shareholders,” Walters noted.  “The economy in many of our current markets remains sluggish and is likely to continue to lag behind the economy as a whole.  Nonetheless, we believe our continuing operations hotels are in a better position with our new operators to make meaningful improvements in RevPAR in 2012.

“We have the strongest balance sheet and the greatest flexibility to control our destiny than at any time in the past four years,” he added.  “Over time, our goal is to build a new portfolio of higher quality assets that have greater upside potential and much better defensive characteristics against future downturn in the economy.

“Hotel industry results continue to improve and forecasters called for steady, positive growth over the next few years.  New supply remains at very low levels, which will play a major role in our ability to improve occupancy and room rate in the months ahead,” he said.   “We have executed our new business plan in extraordinary economic times and we now are stronger and more confident than at any time since the beginning of the recession.  We look forward to making continued positive strides in 2012.”

About Supertel Hospitality, Inc.

As of March 30, 2012, Supertel Hospitality, Inc. (NASDAQ: SPPR) owned 98 hotels comprising 8,622 rooms in 23 states.  The company focuses primarily on the limited-service hotel segment, which does not offer food and beverage service.  The company’s hotel portfolio includes Baymont Inn, Comfort Inn/Comfort Suites, Days Inn, Guest House Inn, Hampton Inn, Holiday Inn Express, Key West Inns, Masters Inn, Quality Inn, Ramada Limited, Savannah Suites, Sleep Inn, Super 8 and Supertel Inn.  For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of December 31, 2011 and 2010.  The company owned 100 hotels (including 24 hotels in discontinued operations) at December 31, 2011, and 106 hotels as of December 31, 2010, respectively (in thousands, except share and per share data).

	As of
	December 31,	December 31,
ASSETS	2011	2010
Investments in hotel properties	$ 255,471	$ 268,107
Less accumulated depreciation	79,236	77,719
	176,235	190,388

Cash and cash equivalents	279	333
Accounts receivable, net of allowance for doubtful accounts of $194 and $133	1,891	1,717
Prepaid expenses and other assets	8,917	13,372
Deferred financing costs, net	850	988
Investment in hotel properties, held for sale, net	33,000	49,846

	$ 221,172	$ 256,644

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 10,704	$ 17,732
Debt related to hotel properties held for sale	34,500	42,739
Long-term debt	131,345	132,271
	176,549	192,742

Redeemable noncontrolling interest in consolidated
partnership, at redemption value	114	511

Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
Common stock, $.01 par value, 100,000,000 shares authorized;
23,070,387 and 22,917,509 shares outstanding	231	229
Common stock warrants	252	252
Additional paid-in capital	121,619	121,384
Distributions in excess of retained earnings	(85,398)	(66,479)
Total shareholders' equity	36,712	55,394
Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $64 and $250	135	335

Total equity	36,847	55,729

	$ 221,172	$ 256,644

The following table sets forth the company’s results of operations for the three and 12 months ended December 31, 2011 and 2010, respectively (in thousands, except per share data).

	Three months		Twelve months
	ended December 31,		ended December 31
	2011	2010	2011	2010
REVENUES
Room rentals and other hotel services	$ 17,530	$ 17,262	$ 75,827	$ 75,300

EXPENSES
Hotel and property operations	13,787	13,589	58,039	57,005
Depreciation and amortization	2,181	2,392	8,825	9,970
General and administrative	997	861	4,008	3,443
	16,965	16,842	70,872	70,418

EARNINGS BEFORE NET GAINS (LOSS)
ON DISPOSITIONS OF ASSETS, OTHER INCOME,
INTEREST EXPENSE, AND INCOME TAXES	565	420	4,955	4,882

Net gain (loss) on dispositions of assets	(1)	(11)	1,129	(66)
Other income	-	30	107	122
Interest expense	(2,177)	(2,301)	(8,685)	(8,894)
Impairment	(2,396)	-	(8,545)	(2,147)
Termination cost	-	-	(540)	-

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(4,009)	(1,862)	(11,579)	(6,103)

Income tax benefit	288	320	638	472

LOSS FROM CONTINUING OPERATIONS	(3,721)	(1,542)	(10,941)	(5,631)

Loss from discontinued operations, net of tax	(4,529)	(2,277)	(6,536)	(4,971)

NET LOSS	(8,250)	(3,819)	(17,477)	(10,602)

Noncontrolling interest	26	12	32	17

NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	(8,224)	(3,807)	(17,445)	(10,585)

Preferred stock dividend	(368)	(369)	(1,474)	(1,474)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$ (8,592)	$ (4,176)	$ (18,919)	$ (12,059)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
EPS from continuing operations	$ (0.17)	$ (0.08)	$ (0.54)	$ (0.31)
EPS from discontinued operations	$ (0.20)	$ (0.10)	$ (0.28)	$ (0.22)
EPS Basic and Diluted	$ (0.37)	$ (0.18)	$ (0.82)	$ (0.53)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In thousands, except per share data:

	Three months		Twelve months
	ended December 31,		ended December 31,

	2011	2010	2011	2010
Weighted average shares outstanding for:
calculation of FFO per share - basic and diluted	23,023	22,918	22,978	22,556

Reconciliation of net loss to FFO
Net loss available to common shareholders	$ (8,592)	$ (4,176)	$(18,919)	$(12,059)
Depreciation and amortization	2,313	2,748	9,996	11,708
Net (gains) losses on disposition of assets	9	(763)	(1,452)	(1,276)
Impairment	6,485	2,549	14,308	8,198
FFO	$ 215	$ 358	$ 3,933	$ 6,571

FFO per share - basic and diluted	$ 0.01	$ 0.02	$ 0.17	$ 0.29

FFO is a non-GAAP financial measure.  We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets.   Additionally, in October and November 2011, NAREIT issued guidance reaffirming its view that impairment write-downs of depreciable real estate should be excluded from the computation of FFO.  We believe our method of calculating FFO complies with the NAREIT definition.  FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) or as an indicator of our liquidity nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT.  We consider FFO a meaningful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

	Three months		Twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (8,592)	$ (4,176)	$ (18,919)	$ (12,059)
Interest expense, including discontinued operations	2,975	3,083	12,402	12,224
Income tax benefit, including discontinued operations	(665)	(556)	(1,904)	(1,757)
Depreciation and amortization, including discontinued operations	2,313	2,748	9,996	11,708
EBITDA	(3,969)	1,099	1,575	10,116
Noncontrolling interest	(26)	(12)	(32)	(17)
Preferred stock dividend	368	369	1,474	1,474
Adjusted EBITDA	$ (3,627)	$ 1,456	$ 3,017	$ 11,573

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting, and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the company’s same store hotel properties for the three and twelve months ended December 31, 2011 and 2010, respectively.

	Three months		Twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
Same Store:
Revenue per available room (RevPAR):
Midscale	$ 36.54	$ 34.50	$ 39.65	$ 39.24
Economy	$ 28.25	$ 28.31	$ 31.13	$ 30.79
Extended Stay	$ 16.20	$ 17.08	$ 17.14	$ 17.41
Total	$ 29.04	$ 28.51	$ 31.67	$ 31.40

Average daily room rate (ADR):
Midscale	$ 67.49	$ 63.64	$ 67.49	$ 64.98
Economy	$ 49.81	$ 48.49	$ 50.02	$ 48.20
Extended Stay	$ 23.87	$ 22.92	$ 23.79	$ 23.21
Total	$ 50.29	$ 47.74	$ 50.49	$ 48.62

Occupancy percentage:
Midscale	54.1%	54.2%	58.8%	60.4%
Economy	56.7%	58.4%	62.2%	63.9%
Extended Stay	67.9%	74.5%	72.0%	75.0%
Total	57.8%	59.7%	62.7%	64.6%

This presentation includes non-GAAP financial measures.  The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

In thousands, except statistical data:	Three months		Twelve months
	ended December 31,		ended December 31,
Continuing Operations	2011	2010	2011	2010
Total Hotels:
Revenue per available room (RevPAR):	$ 29.04	$ 28.51	$ 31.67	$ 31.40
Average daily room rate (ADR):	$ 50.29	$ 47.74	$ 50.49	$ 48.62
Occupancy percentage:	57.8%	59.7%	62.7%	64.6%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 16,986	$ 16,675	$ 73,476	$ 72,869
Telephone revenue	73	68	295	295
Other hotel service revenues	471	519	2,056	2,136
Total revenue from room rentals and other hotel services	$ 17,530	$ 17,262	$ 75,827	$ 75,300

Hotel and property operations expense
Total hotel and property continuing operations expense	$ 13,787	$ 13,589	$ 58,039	$ 57,005

Property Operating Income ("POI")
Total property continuing operating income	$ 3,743	$ 3,673	$ 17,788	$ 18,295

POI as a percentage of revenue from room rentals
and other hotel services - continuing operations
Total POI as a percentage of continuing operations revenue	21.4%	21.3%	23.5%	24.3%
Same Store reflects 76 hotels

Discontinued Operations:

Room rentals and other hotel services
Total room rental and other hotel services - discontinued operations	$ 4,305	$ 5,615	$ 22,080	$ 27,080

Hotel and property operations expense
Total hotel and property operations expense - discontinued operations	$ 4,184	$ 5,193	$ 19,504	$ 23,488

POI
Total property operating income - discontinued operations	$ 121	$ 422	$ 2,576	$ 3,592

POI as a percentage of revenue from room rentals
and other hotel services - discontinued operations
Total POI as a percentage of revenue	2.8%	7.5%	11.7%	13.3%

Reconciliation of net loss to POI:	Three months		Twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
Net loss	$ (8,250)	$ (3,819)	$ (17,477)	$ (10,602)
Depreciation and amortization, including discontinued operations	2,313	2,748	9,996	11,708
Net gain on disposition of assets, including discontinued operations	9	(763)	(1,452)	(1,276)
Other income	-	(30)	(107)	(122)
Interest expense, including discontinued operations	2,975	3,083	12,402	12,224
General and administrative expense	997	883	4,058	3,514
Impairment losses	6,485	2,549	14,308	8,198
Termination cost	-	-	540	-
Income tax benefit, including discontinued operations	(665)	(556)	(1,904)	(1,757)
Room rentals and other hotel services - discontinued operations	(4,305)	(5,615)	(22,080)	(27,080)
Hotel and property operations expense - discontinued operations	4,184	5,193	19,504	23,488
POI--continuing operations	$ 3,743	$ 3,673	$ 17,788	$ 18,295

Reconciliation of loss from discontinued operations to POI - discontinued operations:	Three months		Twelve months
	ended December 31,		ended December 31,
	2011	2010	2011	2010
Loss from discontinued operations	$ (4,529)	$(2,277)	$ (6,536)	$ (4,971)
Depreciation and amortization from discontinued operations	132	356	1,171	1,738
Net gain on disposition of assets from discontinued operations	8	(774)	(323)	(1,342)
Interest expense from discontinued operations	798	782	3,717	3,330
General and administrative expense from discontinued operations	-	22	50	71
Impairment losses from discontinued operations	4,089	2,549	5,763	6,051
Income tax benefit from discontinued operations	(377)	(236)	(1,266)	(1,285)
POI--discontinued operations	$ 121	$ 422	$ 2,576	$ 3,592

Same Store reflects 76 hotels in continuing operations for the three months and year to date ended December 31, 2011 and 2010.

The following table presents our RevPAR, ADR and occupancy, by region, for the three months ended December 31, 2011 and 2010, respectively.  The comparisons of same store operations are for 76 hotels in continuing operations as of October 1, 2010.

		Three months ended December 31, 2011				Three months ended December 31, 2010
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 25.37	52.5%	$ 48.31	214	$ 22.96	48.7%	$ 47.18
West North Central	1,780	28.42	57.3%	49.61	1,780	27.76	57.7%	48.07
East North Central	978	33.09	50.2%	65.94	978	32.50	54.9%	59.24
Middle Atlantic	142	44.12	78.1%	56.52	142	41.33	72.9%	56.72
South Atlantic	2,369	26.72	62.3%	42.91	2,369	26.05	64.5%	40.37
East South Central	677	32.52	52.1%	62.35	677	31.71	51.6%	61.41
West South Central	197	23.56	55.5%	42.49	197	30.89	74.2%	41.62
Total Same Store	6,357	$ 29.04	57.8%	$ 50.29	6,357	$ 28.51	59.7%	$ 47.74

States included in the Regions:
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and occupancy, by region, for the twelve months ended December 31, 2011 and 2010, respectively.  The comparisons of same store operations are for 76 hotels in continuing operations owned as of January 1, 2010.

	2011				2010
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	32.05	63.8%	50.23	214	31.75	65.0%	48.85
West North Central	1,780	30.61	61.7%	49.60	1,780	29.59	61.7%	47.99
East North Central	978	35.92	56.8%	63.19	978	37.29	61.9%	60.23
Middle Atlantic	142	43.52	75.3%	57.83	142	41.43	71.1%	58.30
South Atlantic	2,369	29.50	67.0%	44.00	2,369	28.72	68.2%	42.10
East South Central	677	34.32	54.8%	62.64	677	34.60	56.8%	60.91
West South Central	197	28.04	66.1%	42.43	197	32.34	82.5%	39.21
Total Same Store Hotels	6,357	$ 31.67	62.7%	$ 50.49	6,357	$ 31.40	64.6%	$ 48.62

States included in the Regions:
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* The following properties have been moved from the same store portfolio during the reporting period and classified as held for sale:

Muscatine, IA Super 8	Wayne, NE Super 8	Sedalia, MO Super 8
Lincoln (West “O”), NE Super 8	Watertown, SD Super 8	El Dorado, KS Super 8
Minocqua, WI Quality Inn	Bossier City, LA Days Inn	Erlanger, KY Comfort Inn
Omaha (M Street), NE Super 8	Omaha (West Dodge), NE Super 8

The following properties which were included in discontinued operations (held for sale) as of fiscal 2011 were subsequently reclassified as held for use and moved back to the same store portfolio:

Clinton, IA Super 8	Pella, IA Super 8	Ellenton, FL Ramada Limited
Ellenton, FL Guesthouse Inn	Jackson, TN Guesthouse Inn	Shreveport, LA Days Inn